Exhibit 99.1

         VaxGen Announces Fourth-Quarter and Full-Year Financial Results
           Results to be Reviewed on Conference Call and Webcast Today

      BRISBANE, Calif., Feb. 11 -- VaxGen, Inc. today announced financial results for the fourth quarter and the year ended December 31, 2002.

For the fourth quarter ended December 31, 2002, VaxGen reported revenue of $1.2 million and a net loss of $10.4 million, or 68 cents per share, before non-cash charges attributable to a redeemable convertible preferred stock financing that closed in May 2001. For the fourth quarter of 2001, VaxGen reported revenue of $474,000 and a net loss of $6.4 million, or 45 cents per share, before non-cash charges attributable to the 2001 financing.

Including non-cash charges associated with the 2001 financing, the net loss applicable to common stockholders for the fourth quarter of 2002 was $22.0 million, or $1.46 per share. The majority of the non-cash charge was associated with the contingent beneficial conversion feature related to VaxGen's outstanding preferred stock, which was triggered in the fourth quarter. These results compare to a net loss applicable to common stockholders of $7.1 million, or 50 cents per share, in the fourth quarter of 2001.

During the fourth quarter of 2002, 16,200 of the original 20,000 preferred shares issued in conjunction with 2001 financing were converted into 1,172,436 shares of VaxGen common stock. The converted shares included shares issued for accrued but unpaid dividends. The conversion eliminated $16.2 million of redeemable convertible preferred debt from VaxGen's balance sheet.

VaxGen ended the year with $18 million in available cash and investment securities.

Carter A. Lee, VaxGen's senior vice president of Finance and Administration, said: "We are pleased with our operating results for the most recent quarter. Contract revenue increased 77%, and our cash reserves and operating expenses were in line with our expectations. The increase in R&D and G&A expenses reflect investments in our new manufacturing facility and the hiring of manufacturing and regulatory personnel, all of which will be needed to commercialize our vaccine candidates, if they prove effective and are licensed. Lastly, we are particularly pleased that so much of the potential mezzanine debt on our balance sheet was eliminated with the conversion of most of the preferred stock."

For the year ended December 31, 2002, VaxGen reported revenue of $1.6 million and a net loss of $31.7 million, or $2.18 per share, before non-cash charges attributable to the 2001 financing. That compares with revenue of $895,000 and a net loss of $24.4 million, or $1.72 per share, for the year ended December 31, 2001.

Including non-cash charges associated with the 2001 financing, the net loss applicable to common stockholders for 2002 was $45.7 million, or $3.13 per share, compared with a net loss of $26.9 million, or $1.90 per share, for 2001.


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VaxGen will hold a conference call and webcast today at noon, EST, to discuss its 4th quarter and full year financial results and 2003 business outlook. The company will not comment on its Phase III clinical trial in North America and Europe, results from which are expected to be announced before the end of March. Participants are asked to dial in to the live call five minutes before the start of the presentation. The following information will provide access to the webcast, conference call and replay, which will be available for 72 hours after the live call.


      Live Call:   Domestic:        1-800-915-4836
                   International:   1-973-317-5319
                   No passcode required

      Replay:      Domestic:        1-800-428-6051
                   International:   1-973-709-2089
                   Passcode         282828

The webcast can be found by clicking on "Fourth Quarter Conference Call and Webcast" under "Company Presentations" in the Investor Relations section of VaxGen's web site at www.vaxgen.com/invest. This will bring up a window from CCBN. Then click on the webcast link to view the accompanying slide presentation.

VaxGen is focused on the commercial development of biologic products for the prevention and treatment of human infectious diseases and is currently developing vaccine candidates against HIV/AIDS, anthrax and smallpox. VaxGen is testing its HIV/AIDS vaccine candidates in two Phase III trials, one in the U.S., Canada, the Netherlands and Puerto Rico, and a second one in Thailand. The company plans to announce results from the trial in North America and Europe in the first quarter of 2003, and results from the Thailand trial in the second half of 2003. The results from the trials are not yet known to VaxGen. VaxGen is also the largest shareholder of Celltrion, Inc., a joint venture formed to provide manufacturing services, principally for products produced in mammalian cell culture, including VaxGen's HIV/AIDS vaccine candidate if it proves effective. VaxGen is located in Brisbane, Calif. For more information, please visit the company's web site at: www.vaxgen.com.

NOTE: This press release contains "forward-looking statements" within the meaning of the federal securities laws. These forward-looking statements include without limitation statements regarding the progress, timing, and possible results of clinical trials or development efforts for AIDSVAX or our smallpox and anthrax vaccine candidates, including the commencement or completion of any clinical trials and the announcement of data from our AIDSVAX Phase III clinical trials; our plans as to the expected use of the Celltrion facility; estimates of the future demand and competition for mammalian cell fermentation capabilities and our beliefs as to the business opportunities and future competitive strength of Celltrion. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated. Reference should be made to VaxGen's Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on November 14, 2002, under the heading "Risk Factors" and to VaxGen's Annual Report on Form 10-K, filed with the Securities and Exchange Commission on April 1, 2002, under the heading "Business" for a more detailed description of such factors. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this release. VaxGen undertakes no obligation to update publicly any forward-looking statements to reflect new information, events, or circumstances after the date of this release except as required by law.


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VaxGen, Inc.
Condensed Statements of Operations (unaudited)
(In thousands, except for per share data)

                                      Quarter    Quarter     Year        Year
                                       Ended      Ended      Ended       Ended
                                      Dec. 31,   Dec. 31,   Dec. 31,    Dec. 31,
                                        2002       2001       2002       2001
Revenues:
Contract revenue                     $    685    $    474   $  1,055   $    895
Related party revenue                     527          --        527         --
  Total revenue                         1,212         474      1,582        895

Operating Expenses:

Research and development               (7,077)     (3,988)   (20,975)   (16,701)
General and administrative             (4,695)     (3,611)   (14,373)   (11,823)

Loss from operations                  (10,560)     (7,125)   (33,766)   (27,629)

Other income, net                         205         728      2,022      3,255

  Net loss                            (10,355)     (6,397)   (31,744)   (24,374)

Charges attributable to redeemable
 convertible preferred stock          (11,673)       (751)   (13,909)    (2,484)

  Net loss applicable to common
   shareholders                      $(22,028)   $ (7,148)  $(45,653)  $(26,858)

Net loss per share, basic and
 diluted                             $  (0.68)   $  (0.45)  $  (2.18)  $  (1.72)

Net loss per share applicable to
 common shareholders, basic and
 diluted                             $  (1.46)   $  (0.50)  $  (3.13)  $  (1.90)

Weighted average shares used in
 computing basic and diluted loss
 per share                             15,127      14,226     14,567     14,145

VaxGen, Inc
Condensed Balance Sheets (unaudited)
(In thousands)

                                                     December 31,   December 31,
                                                        2002            2001

Assets:
Cash and investment securities                         $19,054       $48,410
Accounts receivable (contracts and
 related party)                                          1,408           436
Property and equipment, net                              3,309         2,987
Other assets                                             4,276         1,539

Total Assets                                           $28,047       $53,372


Liabilities and Stockholders' Equity:

Current liabilities                                    $10,202       $ 4,944
Other liabilities                                           --            22
Redeemable convertible preferred stock                   3,349        15,845
Stockholders' equity                                    14,496        32,561

Total Liabilities and Stockholders'
 Equity                                                $28,047       $53,372